EXHIBIT 99.2

ANALYSTS INTERNATIONAL
Moderator: Jeff Baker
October 26, 2006
9:30 am CT

Operator:  Good morning. My name is Janelle and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Analysts International Third Quarter conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as believe, expect, anticipate, plan, potential, continue, or similar expressions. Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements. For more information concerning economic, business, competitive and/or regulatory factors affecting the Company’s business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles.

For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you. I will now turn the conference over to Jeff Baker, President and CEO of Analysts International. Please go ahead, sir.

Jeff Baker:  Good morning and welcome to the Analysts International conference call. Joining me this morning is David Steichen, our Chief Financial Officer.

    Today, we reported revenue of $85.5 million compared to $87.9 million in the second quarter and up just over 9% from the same quarter a year ago. And a net loss of $.02 per share compared to a net loss of $.01 per share in the second quarter and a net loss before special charges of $.09 during the same quarter a year ago. We are a little disappointed to report a lower quarter in terms of revenue after showing three consecutive quarters of revenue growth. Our third quarter revenue was short of our estimated target largely because of the delayed start of a new managed service contract. We anticipated that project to start around the first of September but, in fact it did not begin until the first week of October. In addition, we had a sizable IPContact Center deal where the customer opted at the last minute, to use a different vendor to purchase the equipment. We did retain the more profitable services business but nonetheless, resulted in a miss on our revenue.

    On the positive side, we added another major client with annual contractor spend expected to exceed $60 million on the staffing side and secured a number of very attractive solutions engagements.

    We continue to be optimistic that we can achieve meaningful revenue growth in the fourth quarter - particularly now that the managed services contract is underway. This, combined with the new staffing clients brought in over the last six months and a stronger solutions pipe-line than we had last year at this time, gives us reason to believe we can achieve meaningful revenue growth for the fourth quarter. Increasing our headcount and growing the revenue during the fourth quarter is especially important given the seasonal turnover which occurs in late December and early January. Failure to do so will result in a challenging first quarter.

    I'll talk more about each of these later, but now I want to turn it over to Dave Steichen to discuss our third quarter performance. Dave?

Dave Steichen:  Thank you, Jeff.

    As stated in our press release earlier today, total revenue for the third quarter was $85.5 million, up 9.2% from the comparable period one year ago but down 2.8% from the second quarter.

    From a profitability standpoint, our third quarter resulted in net loss of $(522,000) or $.02 per share. This compared to a net loss of $.01 per share reported in the second quarter, and a net loss, before special charges, of $.09 per share in the comparable period last year.

    Third quarter direct revenue, which excludes product and subsupplier revenue was $65.7 million, consistent with the second quarter and slightly greater than the comparable quarter last year.

    During the third quarter we managed a slight increase in our average bill rates. At the same time, the average gross margin on our direct business offerings, excluding product sales, increased from 20.0% in the second quarter of 2006, to 20.4% in the third quarter. This gross margin improvement was achieved through increased overall utilization in the solutions practices and by paying closer attention to our pricing practices and the mix of business in our staffing group.

    While we are encouraged by the trends of increasing average bill rates and gross margins, and we expect to continue our focus on the drivers of these results, competition is intense, and there can be no assurance these trends will continue.

    Product revenue during the third quarter was $7.4 million, compared to $8.4 million in the second quarter and up from $5.4 million in the comparable quarter one year ago. During the third quarter, we experienced one very significant IP Contact Center transaction where the customer opted to utilize a different vendor to purchase the equipment, although they are utilizing our services to install the products. While this customer’s decision caused us to miss our product revenue goals for the quarter, we are encouraged by the fact that our reputation for providing IP Contact Center services still afforded us the opportunity to provide the services component of this transaction.

    Third quarter subsupplier revenue was $12.5 million, compared to $14.1 million for the second quarter of 2006, and up $4.8 million from the comparable quarter last year. The increase over the 2005 period is the result of increased subsupplier activity in our national accounts, while the decline from the second quarter reflects a decrease in our reliance on subsuppliers to service our IBM relationship. A delay in bringing on a significant Managed Services customer during the third quarter, caused us to miss our subsupplier revenue goals for the quarter. Subsequent to quarter-end, the Managed Services customer has come on line, and vendors will continue to be transitioned to us throughout the fourth quarter.

    At the end of the third quarter total company headcount was 3,054. Billable technical headcount was essentially unchanged during the third quarter and continues to represent 86% of our total staff.

    Our third quarter SG&A expense amounted to $14.9 million or 17.4% of total revenue. This expense amount is consistent with the second quarter and down $1.2 million from the comparable quarter one year ago. As discussed in our previous calls, we continue to make calculated investments where we believe they will result in long-term revenue growth.

    During the third quarter we recorded a credit of $122,000 to adjust previously recorded merger and restructuring related accruals.

    For the quarter we reported adjusted EBITDA of $450,000. This compared to adjusted EBITDA of $535,000 reported last quarter.

    During the third quarter we recorded $10,000 of income tax expense related to subsidiaries where profitability was achieved and state taxes were due. We recorded no income tax benefit associated with our losses. As we experience losses we add to our tax reserves to negate any tax benefit which would otherwise be recorded.

    From a balance sheet perspective, our Accounts Receivable balance of $71.6 million at the end of the third quarter was up slightly compared to $70.2 million reported at the end of the second quarter. This increase was largely due to timing issues as we saw significant receipts during the first days of October.

    Days sales outstanding of 74 days compared to 71 days at the end of the second quarter and 72 days in the comparable period last year. DSO’s are expected to remain in the high 60’s to low 70’s as a result of significant customers asking for and receiving longer payment terms.

    Working capital of $28.3 million was up from $28.1 million at the end of the second quarter.

    We finished the quarter with $11.4 million of outstanding debt, up from $5.5 million at the end of the second quarter primarily due to the timing of our bi-weekly payroll and other significant payables. Our credit facility had total availability of $41.4 million at the end of the quarter, leaving us with unused capacity of $30 million. The level of available borrowings under this facility continues to remain high as our receivables collateral base remains high. This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments. We believe our unused credit facility can support the operating needs of our company.

    As I mentioned, delays in client start-ups and changes in the deal structure of one of our solutions projects caused us to fall short of our third quarter product and subsupplier revenue goals. Also, as Jeff will discuss in greater detail, the weak economic condition of the Michigan marketplace continues to affect our solutions business. As we move into the fourth quarter, we foresee modest revenue growth, and expect revenue for the quarter between $88 and $90 million. From a profitability perspective, we continue to expect operating results at, or slightly below, breakeven as we expect to continue to reinvest wherever we find growth opportunities.

    With that I’ll turn the call back over to Jeff.

Jeff Baker:  Thanks, Dave. I want to touch briefly on our operations and add some concluding remarks.

    First on the solutions side. Overall, we experienced a slight increase in service revenues with overall increases in average billable headcount and bill rate. Product revenue was down over 12% for the quarter. The IP Call Center deal I referred to at the beginning of the call accounted for most of that decline.

    Our IP Communications business saw the greatest improvement with services revenue increasing over 44% from the prior quarter and a significant increase in margin. Our average utilization improved significantly during the third quarter, as expected. As well, our average bill rate increased over 15% for the third quarter. We expect to see even further improvement during the fourth quarter. This is a substantial improvement and a positive sign that IP Communications investment is starting to show returns.

    Our Lawson practice also continues to do well. Utilization returned to normal levels during the third quarter after being unfavorably impacted during the second quarter because of the annual Lawson user conference. We’re still seeing a general increase in demand for our Lawson services and it looks like this practice will finish with a strong fourth quarter.

    Managed IT Services had a tough quarter. One of our largest clients was forced to significantly downsize the scope and nature of our managed IT services arrangement. Unfortunately, we have a number of sizable clients in the Detroit area that are very dependent on the automobile industry and this is a case where their financial difficulties have impacted our business. We have taken remediation actions within this practice to minimize the impact. We also continue to actively pursue other business - outside of Detroit when possible - to replace the lost business.

    Our storage business was also down for the quarter, largely due to lower headcount and a drop in the average bill rate.

    And finally, our Government Solutions practice performance level remains good and was relatively flat compared to the second quarter.

    While we were disappointed with the downturn in the Managed IT Services practice, it was largely contained within one account. And, for the quarter, we were able to more than offset the downturn in Managed IT Services with our other practices. Yet, over time, we will continue to be vulnerable to the Michigan economy where much of our solutions business is based. And there can be no assurance that we will be able to offset further decline in this market with improvement elsewhere.

    Now on staffing. Our staffing direct headcount remained relatively flat during the third quarter while our sub-supplier headcount decreased slightly. And, our average bill rate increased slightly.

    We did add a major new staffing account as I mentioned earlier. The anticipated annual contractor spend for this account is over $60 million and we will be one of 12 suppliers providing staffing services. This, combined with the two accounts announced on our previous call alone, have added somewhere in the neighborhood of $700 million in new contractor spend opportunity that we are now competing for. We continue to invest in these new accounts and have just opened a new office in McLean, Virginia to service the largest of these accounts. The challenge before us is to execute well within these accounts and gain traction as soon as possible in order to minimize the amount of upfront investment.

    And, while we have talked much about the large accounts we’ve added recently, it is important to point out that our middle market accounts - accounts we classify based on their buying characteristics, not the size of the client - increased profit production by over 12% during the third quarter.

    Much of that middle market improvement was offset by margin decline and rebate impact in some of our larger accounts. These accounts continue to be a challenge for us as clients continue to squeeze margins through better leveraging their spend.

    We also continue to transition towards a larger presence in the high-end/white-collar segment of the IT workforce. In Minneapolis alone, we have close to 70 pre-qualified Business Analysts staff in our BA community with almost 50% currently billing on our behalf.

    Finally, as we announced last quarter, we landed a sizable managed services project. We are pleased to announce that the implementation is now complete and we are up and running. The initial phase of the program was completed and billing began in the first week of October - about a month later than expected.

    On balance, we continue to be cautiously optimistic on the outlook for the remainder of the year and 2007. But again, achieving our fourth quarter growth and headcount increase is critical given the seasonal turnover that occurs in December and early January. We continue to be successful in landing large accounts as well as sizeable managed service contracts. Both require up front investments which we have been making. The key for us is execution and delivery. At the same time we continue to be at risk from the continued pressure of the Michigan economy and the impact that it will have on our solutions business. Yet if all goes to plan we will end the year with annual revenue approaching $350 million. This is a substantial improvement over 2005. More importantly, we believe we have invested in areas and secured accounts that will lead to continued growth and meaningful profitability.

    And as always we continue to have dialogue with others in the industry around the need for consolidation. But again we do so with a measured pace given our stock price and near-term opportunities that we believe should significantly enhance the underlying value of the company.

    Now we’ll open it up for questions.